Exhibit 10.5

Execution Version

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

THE HOLDER HEREOF SHOULD CONTACT THE RESPONSIBLE OFFICER OF THE ISSUER AT THE ISSUER’S PRINCIPAL OFFICE, CURRENTLY 18455 SOUTH FIGUEROA STREET, LOS ANGELES, CALIFORNIA 90248, TO OBTAIN THE INFORMATION RELATED TO THIS NOTE’S ORIGINAL ISSUE DISCOUNT CALCULATIONS. THIS LEGEND IS INTENDED TO SATISFY THE ORIGINAL ISSUE DISCOUNT REPORTING REQUIREMENTS UNDER TREASURY REGULATIONS SECTION 1.1275-3.

Unsecured Convertible Senior Promissory Note

Up to $30,000,000	New York, New York
June 26, 2023

Senyun International Ltd. (“Holder”) hereby agrees to fund the undersigned (the “Issuer”) via wire transfer of immediately available funds (a) $3,750,000 within five (5) Business Days after the satisfaction of the Closing Conditions or such earlier Business Day as designated by the Holder by notice to the Issuer (the “First Closing”), (b) an additional $3,750,000 within fifteen (15) Business Days after the First Closing (the “Second Closing”), (c) $3,750,000 within fifteen (15) Business Days after the Second Closing (the “Third Closing”), (d) an additional $3,750,000 within fifteen (15) Business Days after the satisfaction of the Closing Conditions (the “Fourth Closing”), (e) an additional $3,750,000 within fifteen (15) Business Days after the Fourth Closing (the “Fifth Closing”), (f) an additional $3,750,000 within fifteen (15) Business Days after the Fifth Closing (the “Sixth Closing”), (g) an additional $3,750,000 within fifteen (15) Business Days after the Sixth Closing (the “Seventh Closing”), and (h) $3,750,000 within fifteen (15) Business Days after the Seventh Closing (the “Eighth Closing”, and each of the First Closing, the Second Closing, the Third Closing, the Fourth Closing, the Fifth Closing, the Sixth Closing, the Seventh Closing and the Eighth Closing, a “Closing”), in each case subject to postponement or cancellation as set forth in the Securities Purchase Agreement dated as of May 8, 2023 among the Issuer and the purchasers from time to time party thereto, as amended by that certain Amendment No. 1, dated as of June 26, 2023, by and among the Issuer and the purchasers party thereto, that certain Joinder and Amendment Agreement, dated as of June 26, 2023, by and among the Issuer, FF Vitality Ventures LLC and certain other parties set forth on the signature pages thereto, and that certain Second Joinder and Amendment Agreement, dated as of June 26, 2023, by and among the Issuer, the Holder and certain other parties set forth on the signature pages thereto (the “Purchase Agreement”); provided that, to the extent that any such Closing does not occur by the date set forth above, the Holder shall have 5 additional Business Days to deliver such funds to the Issuer and cause such Closing to occur. The Closing Conditions shall be required to have been satisfied for each Closing hereunder unless waived for such Closing (and only for such Closing) by the Holder. If and to the extent that the VWAP for the Common Stock is less than $0.10 for the five (5) Trading Days ending on a Closing date, such Closing date shall be delayed until the date that the VWAP for the Common Stock is equal to or greater than $0.10. In consideration of the foregoing, the Issuer hereby promises to pay to the Holder at the office of the Holder at Flat/Rm 1121 11/F, Ocean Centre Harbour City, Hong Kong, or at such other place as Holder may from time to time designate in writing to the Issuer, in lawful money of the United States of America and in immediately available funds, the principal sum of the amount funded by the Holder at the First Closing, the Second Closing, the Third Closing, the Fourth Closing, the Fifth Closing, the Sixth Closing, the Seventh Closing and the Eighth Closing (up to an aggregate of $30,000,000) subject to a ten percent (10%) original issue discount and the other terms and conditions set forth in this Unsecured Convertible Senior Promissory Note (this “Note”).

The outstanding principal balance of the portion of the Note evidenced by this Note shall be due and payable on the date that is six (6) years after the Eighth Closing (the “Maturity Date”), and the outstanding principal amount and accrued but unpaid interest on this Note may be prepaid by the Issuer at any time in cash (subject to the same prepayment premium percentage for the Notes issued under the Purchase Agreement) after providing fifteen (15) days’ prior written notice to the Holder (during which time the Holder may convert this Note subject to the terms and conditions herein in lieu of prepayment, and upon such prepayment this Note shall be terminated).

Section 1.	Definitions.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 3(d).

“Buy-In” shall have the meaning set forth in Section 3(c)(v).

“Closing Conditions” means receipt by the Issuer of (a) an effective Registration Statement with respect to the Underlying Shares for such Closing under the Securities Purchase Agreement and (b) the Issuer shall have reserved the Required Reserve Amount (as defined in Section 4(k) of that certain Second Joinder and Amendment Agreement, by and among the Holder and the Issuer, dated June 26, 2023 (the “Joinder”)) of shares of Common Stock underlying the Applicable Notes (as defined in the Joinder, including any New Senyun Notes to be issued at such applicable Closing) as required pursuant to Section 4(k) of the Joinder in full as of such Closing Date.

“Conversion” shall have the meaning ascribed to such term in Section 3(a).

“Conversion Date” shall have the meaning set forth in Section 3(a).

“Conversion Price” shall have the meaning set forth in Section 3(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

“Dilutive Issuance” shall have the meaning set forth in Section 4(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 4(b).

“Equity Conditions” means, each of the days during the period in question, (a) the Issuer shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holder, if any, after receipt of Issuer stockholder approval to increase the Issuer’s authorized and uncommitted shares of Class A common stock (“Common Stock”) to authorize the entirety of the excess of the Underlying Shares over the Reserved Shares (each as defined in the Purchase Agreement) for issuance (which approval, for the avoidance of doubt, may be implemented by the Issuer through a reverse stock split that increases the number of authorized shares of the Issuer’s Class A common stock) and for purposes of NASDAQ Listing Rule 5635 to the extent needed (the “Shareholder Approval”) (and the filing of an amendment to the Issuer’s certificate of incorporation to reflect the Shareholder Approval to the extent needed) and an effective Registration Statement for the applicable shares, (b) the Issuer shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Note, (c)(i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to this Note (and the Issuer believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Conversion Shares issuable pursuant to this Note (and shares issuable in lieu of cash payments of interest) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by counsel to the Issuer, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to this Note are listed or quoted for trading on such Trading Market (and the Issuer believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the next five (5) Trading Days), (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to this Note after receipt of the Shareholder Approval (and the filing of an amendment to the Issuer’s certificate of incorporation to reflect the Shareholder Approval to the extent needed) and an effective Registration Statement for the applicable shares, (f) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 3(d) and Section 3(e) herein, (g) there has been no public announcement of a pending or proposed Fundamental Transaction that has not been consummated, (h) the applicable Holder is not in possession of any information provided by the Issuer, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information and (h) there shall not have occurred any Volume Failure or Price Failure as of such applicable date of determination.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Issuer pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Issuer, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Eighth Closing, provided that such securities have not been amended since the date of the Eighth Closing to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Issuer, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating Issuer or an owner of an asset and shall provide to the Issuer additional benefits in addition to the investment of funds, but shall not include a transaction in which the Issuer is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (d) any shares of Common Stock or securities exercisable or exchangeable for or convertible into shares of Common Stock in an aggregate amount not to exceed $50,000,000 (excluding any Notes or the Warrants issued under the Amended and Restated Securities Purchase Agreement entered into by the Issuer on February 3, 2023, as amended from time to time, the “Secured Purchase Agreement”) after the date hereof; provided that, with respect to this clause (d), the issuance, conversion or exercise (as applicable) price per share at the time of issuance of such Common Stock or security (as applicable) is not less than $0.55 per share of Common Stock (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the date hereof); and (e) the issuance of the Exchange Notes and Tranche A and B Notes and Warrants under the Secured Purchase Agreement and the shares of Common Stock thereunder.

“Floor Price” means 20% of the Minimum Price (as defined in IM-5635-1 of the Nasdaq Stock Market) as of the Trading Day ended immediately prior to the date of the Joinder (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring thereafter).

“Fundamental Transaction” shall have the meaning set forth in Section 4(e).

“Interest Conversion Rate” means the greater of (x) the Floor Price and (y) 90% of the lowest VWAP for the 5 consecutive Trading Days ending on the Trading Day that is immediately prior to the date on which interest is paid in shares of Common Stock.

“Interest Conversion Shares” shall have the meaning set forth in Section 2(a).

“Interest Notice Period” shall have the meaning set forth in Section 2(a).

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Interest Share Amount” shall have the meaning set forth in Section 2(a).

“Issuable Maximum” shall have the meaning set forth in Section 3(e).

“Make-Whole Amount” shall have the meaning set forth in Section 3(c)(i).

“Note Register” shall have the meaning set forth in Section 2(c).

“Notice of Conversion” shall have the meaning set forth in Section 3(a).

“Price Failure” means, with respect to a particular date of determination, the VWAP of the Common Stock on any Trading Day during the seven (7) Trading Day period ending on the Trading Day immediately preceding such date of determination fails to exceed the Floor Price (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the date hereof). All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during any such measuring period.

“Registration Statement” means a registration statement covering the resale of the Underlying Shares (as defined in the Purchase Agreement) by each Holder.

“Share Delivery Date” shall have the meaning set forth in Section 3(c)(ii).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Volume Failure” means, with respect to a particular date of determination, the average dollar trading volume (as reported on Bloomberg, LP) of the Common Stock on the principal Trading Market of the Common Stock during the seven (7) Trading Day period ending on the Trading Day immediately preceding such date of determination, is less than $500,000 (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the date hereof).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Issuer, the fees and expenses of which shall be split by the Issuer and the Purchasers.

Section 2.	Interest.

(a)	The Issuer shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note (including any Make-Whole Amount payable upon conversion of this Note) at the rate of 10 % per annum, payable on each Conversion Date and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash or, at the Issuer’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (the “Interest Conversion Shares”) at the Interest Conversion Rate (the dollar amount to be paid in shares, the “Interest Share Amount”) or a combination thereof; provided, however, that payment in shares of Common Stock may only occur if (i) all of the Equity Conditions have been met (unless waived by the Holder in writing) on the applicable Interest Payment Date (the “Interest Notice Period”) and through and including the date such shares of Common Stock are actually issued to the Holder, (ii) the Issuer shall have given the Holder notice in accordance with the notice requirements set forth below (other than the Make-Whole Amount which shall require notice from the Issuer within three (3) Trading Days of a Notice of Conversion), and (iii) as to any Interest Share Amount, the effective rate of interest shall be calculated at 15% per annum. Notwithstanding anything to the contrary, during any periods that the Note is outstanding and an Event of Default is occurring, the interest rate shall be 15% per annum if paid in cash only and 18% if paid in cash and stock otherwise as set forth above.

(b)	Subject to the terms and conditions herein, the decision whether to pay interest hereunder in cash, shares of Common Stock or a combination thereof shall be at the sole discretion of the Issuer. Prior to the commencement of any Interest Notice Period, the Issuer shall deliver to the Holder a written notice of its election to pay interest hereunder on the applicable Interest Payment Date either in cash, shares of Common Stock or a combination thereof (other than with respect to any Make-Whole Payment which election shall be made within three (3) Trading Days of the applicable Conversion Date). During any Interest Notice Period (or after the election is made in connection with a Make-Whole Payment), the Issuer’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely deliver such written notice to the Holder shall be deemed an election by the Issuer to pay the interest on such Interest Payment Date in cash.

(c)	Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the date of the Eighth Closing until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock (other than the Interest Conversion Shares issued prior to an Interest Notice Period) shall otherwise occur pursuant to Section 3 herein and, solely for purposes of the payment of interest in shares, the Interest Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any principal amount converted, provided that, the Issuer actually delivers the Conversion Shares within the time period required by Section 3(c) herein. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Issuer regarding registration and transfers of this Note (the “Note Register”). Except as otherwise provided herein, if at any time the Issuer pays interest partially in cash and partially in shares of Common Stock to the holders of the Notes, then such payment of cash shall be distributed ratably among the holders of the then-outstanding Notes based on their (or their predecessor’s) initial purchases of Notes pursuant to the Purchase Agreement.

(d)	All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full. Notwithstanding anything to the contrary contained herein, if, on any Interest Payment Date the Issuer has elected to pay accrued interest in the form of Common Stock but the Issuer is not permitted to pay accrued interest in Common Stock because it fails to satisfy the conditions for payment in Common Stock set forth in Section 2(a) herein, then, at the option of the Holder, the Issuer, in lieu of delivering either shares of Common Stock pursuant to this Section 2 or paying the interest payment in cash, shall deliver, within three (3) Trading Days of each applicable Interest Payment Date, an amount in cash equal to the product of (x) the number of shares of Common Stock otherwise deliverable to the Holder in connection with the payment of interest due on such Interest Payment Date multiplied by (y) the highest VWAP during the period commencing on the Interest Payment Date and ending on the Trading Day prior to the date such payment is actually made.

Section 3.	Conversion.

(a)	Voluntary Conversion. At any time until this Note is no longer outstanding, subject to Section 3(e), this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 3(d) and Section 3(e) hereof) (each a “Conversion”). The Holder shall effect conversions by delivering to the Issuer a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted, the Make-Whole Amount (as defined below) and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Issuer unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted in which case the Holder shall surrender this Note as promptly as is reasonably practicable after such conversion without delaying the Issuer’s obligation to deliver the shares on the Share Delivery Date. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Issuer shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Issuer may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(b)	Conversion Price. The conversion price in effect on any Conversion Date shall be $0.8925 subject to adjustment as set forth herein (the “Conversion Price”).

(c)	Mechanics of Conversion.

i.	Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing the outstanding principal amount of this Note to be converted by the Conversion Price. Additionally, on each Conversion Date, the Issuer shall pay to the Holder, in cash, the sum of (A) all accrued interest on this Note to date plus (B) all interest that would otherwise accrue on such principal amount of this Note if such converted principal would be held to six (6) years from the date hereof (the amount in clause (B), (the “Make-Whole Amount”) minus (C) 50% of the original issue discount in respect of such converted portion of this Note; provided, however, at the election of the Issuer, such interest and Make-Whole Amount may be paid in a combination of cash and Common Stock, otherwise pursuant to the terms of Section 2.

ii.	Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Issuer shall deliver, or cause to be delivered, to the Holder (A) the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Eighth Closing to the extent permitted under the Securities Act or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of this Note and (B) a bank check in the amount of accrued and unpaid interest (if the Issuer has elected or is required to pay accrued interest in cash). On or after the earlier of (i) the six-month anniversary of the Eighth Closing to the extent permitted under the Securities Act or (ii) the Effective Date, the Issuer shall deliver any Conversion Shares required to be delivered by the Issuer under this Section 3 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

iii.	Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the 3rd Trading Day following the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Issuer at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Issuer shall promptly return to the Holder any original Note delivered to the Issuer and the Holder shall promptly return to the Issuer the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iv.	Obligation Absolute; Partial Liquidated Damages. The Issuer’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Issuer other than the terms hereof, and irrespective of any other circumstance (other than a violation of law) which might otherwise limit such obligation of the Issuer to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Issuer of any such action the Issuer may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof in accordance with the terms hereof, the Issuer may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of any other agreement or for any other reason (other than a violation of law), unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained. In the absence of such injunction, the Issuer shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Issuer fails for any reason to deliver to the Holder such Conversion Shares pursuant to Section 3(c)(ii) by the 3rd Trading Day following the Share Delivery Date, the Issuer shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $5 per Trading Day for each Trading Day after such 3rd Trading Day following the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion.

v.	Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Issuer fails for any reason to deliver to the Holder such Conversion Shares by the 3rd Trading Day following the Share Delivery Date pursuant to Section 3(c)(ii), and if after such 3rd Trading Day following the Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such 3rd Trading Day following the Share Delivery Date (a “Buy-In”), then the Issuer shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Issuer had timely complied with its delivery requirements under Section 4(c)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Issuer shall be required to pay the Holder $1,000. The Holder shall provide the Issuer written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Issuer, evidence of the amount of such loss.

vi.	Reservation of Shares Issuable Upon Conversion. The Issuer covenants that it will at all times after receipt of the Shareholder Approval (and the filing of an amendment to the Issuer’s certificate of incorporation to reflect the Shareholder Approval to the extent needed) keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Sections 3(d) and (e)) upon the conversion of the then outstanding principal amount of this Note and payment of interest hereunder. The Issuer covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement.

vii.	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Issuer shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii.	Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Issuer shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Note so converted and the Issuer shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid. The Issuer shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d)	Holder’s Conversion Limitations. The Issuer shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Issuer subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes or the Warrants) beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount of this Note is convertible shall be in the reasonable discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Issuer shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Issuer’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Issuer, or (C) a more recent written notice by the Issuer or the Issuer’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Issuer shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Issuer, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon notice to the Issuer, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(d); provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 3(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Issuer. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The preceding limitations contained in this paragraph shall apply to a successor holder of this Note. Holder shall not vote or control the vote of shares of Common Stock of the Issuer in excess of 9.99% of the number of shares of Common Stock of the Issuer outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note (the “Vote Threshold”); provided, that Issuer acknowledges and agrees that Holder may own in excess of the Vote Threshold; provided, that Holder has irrevocably transferred to a non-affiliated U.S. entity voting rights of all shares of Common Stock of Issuer in excess of such Vote Threshold.

(e)	Issuance Limitations. Notwithstanding anything herein to the contrary, to the extent needed, if the Issuer has not obtained Shareholder Approval, then the Issuer may not issue, upon conversion of this Note, shares of Common Stock; provided that, for the avoidance of doubt and notwithstanding the foregoing, the Issuer may issue up to 136,788,522 shares of Common Stock (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the date hereof) upon conversion of this Note prior to obtaining Shareholder Approval, as long as there are sufficient authorized but unissued and uncommitted shares.

(f)	Transfer Restriction. Notwithstanding anything to the contrary in this Note, the shares of Common Stock underlying the principal amount of this Note funded at each such Closing may be directly or indirectly transferred, sold or otherwise disposed of. For the avoidance of doubt, nothing in this Section 3(f) shall restrict the ability of the Holder to pledge shares of Common Stock issued upon conversion of this Note.

Section 4.	Certain Adjustments.

(a)	Stock Dividends and Stock Splits. If the Issuer, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Issuer upon conversion of, or payment of interest on, the Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Issuer, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Issuer) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)	Subsequent Equity Sales. If, at any time while this Note is outstanding, the Issuer or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such issuances, collectively, a “Dilutive Issuance” and such effective price, the “Base Price”)) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Price. Notwithstanding the foregoing, no adjustment will be made under this Section 4(b) in respect of an Exempt Issuance or an adjustment under Section 4(a). The Issuer shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Issuer provides a Dilutive Issuance Notice pursuant to this Section 4(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

(c)	Voluntary Adjustment. Subject to the rules and regulations of the principal Trading Market of the Common Stock, the Issuer may at any time during the term of this Note, with the prior written consent of the Holder, reduce the then current Conversion Price of this Note to any amount and for any period of time deemed appropriate by the board of directors of the Issuer.

(d)	[RESERVED]

(e)	Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Issuer, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Issuer with or into another Person, (ii) the Issuer (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Issuer or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding Common Stock, (iv) the Issuer, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Issuer, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 3(d) or Section 3(e) on the conversion of this Note), the consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3(d) or Section 3(e) on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Issuer shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.

(f)	Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Issuer) issued and outstanding.

(g)	Notice to the Holder.

i.	Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4, the Issuer shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.	Notice to Allow Conversion by Holder. If (A) the Issuer shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Issuer shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Issuer shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Issuer shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Issuer(and all of its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Issuer, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Issuer shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Issuer, then, in each case, the Issuer shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least fifteen (15) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert this Note during the 15-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are each hereby waived by each Issuer.

Notwithstanding anything to the contrary, at no time shall Holder (a) be given rights that would allow it to control Issuer; (b) have access to any material nonpublic technical information in the possession of Issuer; (c) have the right to appoint any member or observer to the board of directors of Issuer; or (d) be involved, other than through voting of shares, in the Issuer’s substantive decisionmaking regarding (i) the use, development, acquisition, safekeeping, or release of sensitive personal data of U.S. citizens that the Issuer maintains or collects; (ii) the use, development, acquisition, or release of critical technologies; or (iii) the management, operation, manufacture, or supply of covered investment critical infrastructure, to the extent Issuer at any time owns, operates, provides goods or service, or otherwise becomes involved in covered investment critical infrastructure. The terms in this paragraph are defined as they are defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, and the regulations at 31 C.F.R Part 800, as they may be amended from time to time.

The Holder hereby represents and warrants that: (a) it and its direct or indirect equityholders and their respective affiliates are not affiliates or direct or indirect equityholders of, have no direct or indirect economic interest in, and have not directly or indirectly entered into any agreement, arrangement or understanding (except as expressly set forth in the preceding sentence) with, any director, officer, employee, manager, partner or equityholder (or any of their respective immediate family members (as defined in 40 CFR § 170.305) or any affiliate or spouse of any such director, officer, employee, manager, partner, equityholder or immediate family member) of FF Global Partners LLC, FF Global Partners Investment LLC (f/k/a FF Top Holding LLC), or any of their respective affiliates (each, a “Related Person”); and (b) the transactions contemplated by or related to this Note will not directly or indirectly increase any Related Person’s ownership or voting power of the Issuer, and no Related Person will, directly or indirectly, participate in any of the post-closing operations or decisions of or have any other rights or obligations with respect to the Holder or any of its direct or indirect equityholders or any of their respective affiliates. Notwithstanding the foregoing, nothing in this paragraph or otherwise in this Note shall prohibit the Holder from the right to enter into any voting agreement or grant a voting proxy at any time and on any terms, with or to FF Global Partners Investment LLC with respect to any shares of Common Stock held by the Holder.

The Holder hereby agrees that promptly following the satisfaction of the Closing Conditions set forth in clause (a) of the definition thereof with respect to the First Closing, the Holder will provide bank statements showing source(s) of funding with respect to the Holder’s funding obligations under this Note with respect to the First Closing for purposes of satisfying the Closing Conditions set forth in clause (b) of the definition thereof.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Whenever in this Note reference is made to Holder or an Issuer, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon each Issuer and its successors and assigns, and shall inure to the benefit of Holder and its successors and assigns.

In addition to and without limitation of any of the foregoing, (a) the Issuer will use commercially reasonable efforts to file the Registration Statement and seek effectiveness of such Registration Statement and Shareholder Approval as promptly as reasonably practicable thereafter, (b) the Holder shall have the right, upon not less than ten (10) Business Days’ prior written notice to the Issuer within twelve (12) months from the date of this Note, to invest an additional $15,000,000 in the Issuer on terms and conditions substantially identical to this Note, (c) the Holder shall be entitled to receive a Warrant from the Issuer to purchase 1,386,554 shares of Common Stock at the First Closing, 1,386,554 shares of Common Stock at the Second Closing, 1,386,554 shares of Common Stock at the Third Closing, 1,386,554 shares of Common Stock at the Fourth Closing, 1,386,554 shares of Common Stock at the Fifth Closing, 1,386,554 shares of Common Stock at the Sixth Closing, 1,386,554 shares of Common Stock at the Seventh Closing and 1,386,554 shares of Common Stock at the Eighth Closing on the form attached as Exhibit A hereto, and (d) the Holder represents and warrants to the Issuer that the Holder (i) has or will have at the applicable Closing immediately available funds sufficient to pay the amounts due and owing under this Note at the First Closing, the Second Closing, the Third Closing, the Fourth Closing, the Fifth Closing, the Sixth Closing, the Seventh Closing and the Eighth Closing, and (ii) is an “accredited investor” as defined in the Securities Act of 1933, as amended. Holder and its affiliates shall not be permitted to directly or indirectly short or otherwise take a similar action with respect to the Issuer’s common stock, and have not taken any such action prior to the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Note the day and year first written above written intending to be legally bound hereby.

ISSUER:

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:
Name:	Xuefeng Chen
Title:	Chief Executive Officer

[Signature Page to Unsecured Convertible Senior Promissory Note]

HOLDER:

Senyun International Ltd.

By:
Name:
Title:

[Signature Page to Unsecured Convertible Senior Promissory Note]

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Unsecured Convertible Senior Promissory Note due 2029 of Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Issuer”), into shares of common stock (the “Common Stock”), of the Issuer according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Issuer in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Issuer that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock __ yes __ no

If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:________________

Account No:______________

EXHIBIT A

FORM OF WARRANT

(see attached)